Exhibit 21

Subsidiaries of the Registrant

Pulse Electronics Corporation, which has no parent, has the following significant subsidiaries:

Name	Incorporation	Percent Owned
AMI Doduco, Inc.	Pennsylvania	100%
Boothbay Pte. Ltd.	Singapore	100%
CST Electronics Co., Ltd.	Hong Kong	100%
Dongguan Pulse Electronics Co., Ltd.	People’s Republic of China	100%
Full Rich (Ning Bo) Electronic Co., Ltd.	People’s Republic of China	100%
Full Rise Electronics Co. Ltd.	Taiwan	79%
Maxtop Profits Limited	Taiwan	79%
Maxtop (Ning Bo) Telecom Electronic Co. Ltd. (PRC)	People’s Republic of China	100%
Mianyang Pulse Electronics Co., Ltd.	People’s Republic of China	100%
Pulse Components GmbH	Germany	100%
Pulse Components Ltd.	Hong Kong	100%
Pulse Denmark ApS	Denmark	100%
Pulse Electronics GmbH	Germany	100%
Pulse Electronics Korea YH	South Korea	100%
Pulse Electronics (Europe) Ltd.	United Kingdom	100%
Pulse Electronics (Singapore) Pte. Ltd.	Singapore	100%
Pulse Electronics, Inc.	Delaware	100%
Pulse Finland Oy	Finland	100%
Pulse HVT ApS	Denmark	100%
Pulse Italy S.r.l.	Italy	100%
Pulse Nederland BV	Netherlands	100%
Pulse (Suzhou) Wireless Products Co., Ltd.	People’s Republic of China	100%
Suining Pulse Electronics Co. Ltd.	People’s Republic of China	100%
Technitrol Delaware, Inc.	Delaware	100%
Technitrol Singapore Holdings Pte. Ltd.	Singapore	100%
TNL Singapore Components Holdings Pte. Ltd.	Singapore	100%